EXHIBIT 10.1
September 3, 2008
Mr. Thomas A. Hamilton
3400 Hamilton Ave.
Sarasota, FL. 34242
Dear Tom:
One of the implications of Titanium’s registration with the SEC and eventual listing on a US market is that the payment of fees to you as a consultant of Wood Asset Management may affect your ability to serve in the future as member of the Board of Directors and certain Board committees for Titanium Asset Management Corp — something we very much want you to be able to do. I must therefore cancel with immediate effect the service agreement signed by John Sauickie and dated November 12, 2007.
Sincerly
/s/ Johh W. Fisher
Johh W. Fisher
Seen and agreed:
/s/ Thomas A. Hamilton
Thomas A. Hamilton

EXHIBIT 10.1
November 12, 2007
Mr. Thomas Hamilton
HOME ADDRESS APPEARS IN ORIGINAL
Dear Tom;
     Thank you for agreeing to serve as a non-executive Director of Wood Asset Management (WAM). This letter sets out the basis of your remuneration and responsibilities.
     You will be paid a service fee of $3000 per month, effective lst November 2007, plus business expenses. You will be responsible for all taxes due on this amount. This fee is subject to review from time to time and at least on an annual basis.
     In addition to your attendance at board meetings, we will value your specific advice in the following areas:
•	the administrative activities of WAM, including trading and operations;

•	the development of WAM’s HNW business; and

•	the development of WAM’s WRAP activities.
     We expect that you will spend approximately two days a week on WAM related activities.
     We look forward to working with you.

Yours Sincerely,
/s/ John Sauickie
John Sauickie,
Chairman